#014 Putnam High Yield Trust
02/28/09

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	 	  $45,304
Class B		    3,354
Class C		    1,258

72DD2 (000s omitted)

Class M		   $569
Class R		     65
Class Y		   5,260

73A1

Class A		$0.270
Class B		 0.248
Class C	      0.249

73A2

Class M 		$0.263
Class R		 0.264
Class Y		 0.277

74U1 (000s omitted)

Class A		 161,078
Class B		  12,372
Class C		   5,069

74U2 (000s omitted)

Class M		  2,518
Class R		    385
Class Y		  5,814


74V1

Class A		$5.34
Class B		 5.32
Class C		 5.31

74V2

Class M		$5.35
Class R		 5.29
Class Y		 5.28


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.


Item 74K

On September 26, 2008, the fund entered into Agreements with other registered investment companies (each a Purchaser) managed by Putnam Management. Under the Agreements, the fund sold to the Purchasers the funds right to receive, in the aggregate, $11,983,721 in net payments from Lehman Brothers Special Financing, Inc. in connection with certain terminated derivatives transactions (the Receivable), in each case in exchange for an initial payment plus (or minus) additional amounts based on the applicable Purchasers ultimate realized gain (or loss) on the Receivable. The Receivable will be offset against the funds net receivable from Lehman Brothers Special Financing, Inc. which is included in the Statement of assets and liabilities within Receivable for closed swap contracts. The Agreements, which are included in the Statement of assets and liabilities, are valued at fair value following procedures approved by the Trustees. All remaining payments under the agreement will be recorded as realized gain or loss.